Exhibit 23.1

Tel:	713-960-1706	2929 Allen Parkway, 20th Floor
Fax:	713-960-9549	Houston, TX 77019
www.bdo.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Aris Water Solutions, Inc.

Houston, Texas

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-260499) of Aris Water Solutions, Inc. of our report dated March 1, 2022, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BDO USA, LLP

Houston, Texas
March 1, 2022

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.